UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2011

LKQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL	60661
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 621-1950

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On December 2, 2011 and December 7, 2011, LKQ Corporation (“LKQ”) entered into interest rate swap agreements (the “Swap Transactions”) with the following key terms:

Swap Counterparty	Notional Amount		Effective Date	Maturity Date	Fixed Interest Rate
J.P. Morgan Chase Bank, N.A.	CAD $	25 million	December 30, 2011	March 24, 2016	1.420%
RBS Citizens, N.A.	USD $	50 million	December 30, 2011	December 30, 2016	1.185%

LKQ entered into the Swap Transactions to hedge the floating rate interest risk under LKQ’s credit agreement. Under the terms of the Swap Transactions, LKQ is required to make monthly payments based on a fixed rate of interest on the notional amount to the counterparty while the counterparty is obligated to make monthly floating rate payments on the same notional amount to LKQ. The floating interest rate under the Canadian Dollar denominated Swap Transaction is the one month Canadian Dealer Offered Rate plus 10 basis points, which is rounded to the fifth decimal and calculated using a 365-day convention. Under the U.S. Dollar denominated Swap Transaction, the floating interest rate is the one-month London Interbank Offered Rate rounded up to the nearest 1/100th of 1% and calculated based on a 360-day year. Our actual cost of borrowing will be the fixed interest rate plus an applicable margin under the credit agreement.

Each of the Swap Transactions may be terminated by either party prior to its expiration, including as a result of LKQ’s failure to deliver certain collateral to secure such Swap Transaction after the prepayment or maturity of LKQ’s credit agreement. Any such early termination may result in a payment from LKQ to the counterparty or a payment to LKQ from the counterparty depending on market interest rates at the time of termination. LKQ’s credit agreement matures on March 25, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2011

LKQ CORPORATION

By	/S/ VICTOR M. CASINI
Victor M. Casini
Senior Vice President and General Counsel